Exhibit 99.1

Boeing to Acquire Leading Aerospace Parts Distributor KLX Inc. to Enhance Services Business Growth

•	Boeing will acquire KLX Inc. for $4.25 billion

•	Positions Boeing to compete and win in $2.6 trillion, 10-year services market

•	KLX Inc. will be part of Boeing Global Services and fully integrated with Aviall

•	Creates premier provider of parts and productivity services, offering customers value through broader range of offerings

•	Anticipated annual cost savings of approximately $70 million by 2021, with further improvements realized over time

•	No change to Boeing’s 2018 guidance or capital deployment strategy and commitment to returning approximately 100 percent of free cash flow to shareholders

CHICAGO, May 1, 2018—Boeing [NYSE: BA] announced today it has entered a definitive agreement to acquire KLX Inc. [NASDAQ: KLXI] to enhance its growing services business. The agreement comprises an all-cash transaction for $63 per share and the assumption of approximately $1.0 billion of net debt, totaling $4.25 billion.

Boeing’s acquisition of KLX Inc. will include KLX Inc.’s Aerospace Solutions Group, and is conditional upon the successful divestment and separation of KLX Inc.’s Energy Services Group.

KLX Inc. is a major independent provider of aviation parts and services in the aerospace industry. Its capabilities include global parts distribution and supply chain services for aerospace and defense industries worldwide. KLX Inc. will be part of Boeing Global Services and fully integrated with Aviall.

KLX Inc. is also a leading supplier of chemical composites, with this combination broadening the scope of what Aviall can offer to customers in this space.

“This acquisition is the next step in our services growth strategy, with a clear opportunity to profitably grow our business and better serve our customers in a $2.6 trillion, 10-year services market,” said Stan Deal, president and CEO of Boeing Global Services. “By combining the talent and product offerings of Aviall and KLX Inc., we will provide a one-stop-shop that will benefit our supply chain and our various customers in a meaningful way.”

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KLX Inc.’s Aerospace Solutions Group employees and operations will be integrated with Aviall, providing a clear path for the business to accelerate growth. The Miami facilities are expected to continue to remain the principal operating location.

“Our customers have long desired a supplier who could offer essentially 100 percent of their requirements for fasteners, consumables and expendables. The combination of Aviall and KLX Aerospace facilitates the broadest scope of parts and products to support all customer fleet types for the commercial, military and defense and business and general aviation markets,” said Amin Khoury, KLX Chairman and CEO. “This business combination will enable us to deliver industry-leading value-added service solutions for our customers, and outstanding growth opportunities for our suppliers.”

KLX Inc.’s Aerospace Solutions Group FY2017 revenue was $1.4 billion. Boeing expects the acquisition to have a neutral earnings impact through 2019 and accretion thereafter, with annual cost savings growing to approximately $70 million by 2021 and further improvements realized over time. The transaction will be financed primarily with cash on hand, supplemented with debt.

The completion of the transaction is subject to customary conditions, including regulatory clearance and the approval by a majority of KLX Inc. shareholders. The sale is expected to close by 3Q 2018. The transaction is also subject to the successful divestment and separation of KLX Inc.’s Energy Services Group.

With approximately 2,000 employees, KLX Inc.’s Aerospace Solutions Group is headquartered in Miami with customer service centers located in more than 15 countries. As a major independent provider of new aviation parts and related aftermarket services, KLX Inc. markets and distributes products for approximately 2,400 manufacturers and offers approximately 1 million catalog items.

Boeing is the world’s largest aerospace company and leading manufacturer of commercial airplanes and defense, space and security systems. Boeing is also the world leader in combined commercial airlines and government services with customers in more than 150 countries. The company’s products and tailored services include commercial and military aircraft, satellites, weapons, electronic and defense systems, launch systems, advanced information and communication systems, and performance-based logistics and training. Boeing employs approximately 140,000 people across the United States and in more than 65 countries.

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Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this release may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timetable for completing the transaction, future business prospects, and benefits and synergies of the transaction, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current assumptions about future events that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by law. Specific factors that could cause actual results to differ materially from these forward-looking statements include the effect of global economic conditions, the ability of the parties to consummate the transaction, our ability to successfully integrate KLX’s business and realize anticipated synergies, and other important factors disclosed previously and from time to time in reports filed by Boeing and KLX with the Securities and Exchange Commission.

Contact Chaz Bickers Boeing Communications charles.n.bickers@boeing.com 312-544-2002

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